Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

STERLING FINANCIAL CORPORATION

(ELIMINATING PAR VALUE)

The undersigned officer of Sterling Financial Corporation (the “Corporation”), on behalf of the Corporation, does hereby certify that the following correctly sets forth an amendment to the Corporation’s Restated Articles of Incorporation.

FIRST: The name of this Corporation is Sterling Financial Corporation.

SECOND: The Restated Articles of Incorporation are hereby amended as follows:

RESOLVED, that the text of the first paragraph of Article V of the Restated Articles of Incorporation of the Corporation is hereby amended and reads as follows:

Article V

The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 760,000,000, of which 750,000,000 shall be Common Stock, having no par value per share, and of which 10,000,000 shall be Preferred Stock, having no par value per share. Cumulative voting rights shall not exist with respect to shares of stock or securities converted into shares of stock of the Corporation. The Board of Directors is hereby authorized, subject to the limitations prescribed by law and the provisions hereof, at its option, from time to time, to divide all or any part of the Preferred Stock into series thereof, to establish from time to time the number of shares to be included in any such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof, and to determine variations, if any, between any series so established as to all matters, including, but not limited to, the determination of the following:

(a) the number of shares constituting each such series and the distinctive designation of such series;

(b) the rate of dividend, if any, and whether dividends shall be cumulative or noncumulative;

(c) whether or not such series shall be redeemable and, if so, the terms and conditions upon which shares of such series shall be redeemable, including the date or dates after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d) the extent, if any, to which such series shall have the benefit of any sinking fund provisions for redemption or purchase of shares;

(e) the rights, if any, of such series in the event of dissolution of the Corporation or upon any distribution of the assets of the Corporation, including with respect to voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(f) whether or not the Shares of such series shall be convertible and, if so, the terms and conditions of which shares of such series shall be so convertible; and

(g) such other powers, designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereon to the extent permitted by law.

THIRD: These Articles of Amendment to the Restated Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH: These Articles of Amendment to the Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with the provisions of RCW 23B.10.020, on August 26, 2010.

FIFTH: No shareholder action was required.

SIXTH: These Articles of Amendment are effective upon filing with the Secretary of State of Washington.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment of Restated Articles of Incorporation to be signed by Daniel G. Byrne, its Executive Vice President, Assistant Secretary and Chief Financial Officer, this 26th day of August, 2010.

Sterling Financial Corporation

By:	/s/ Daniel G. Byrne
Name:	Daniel G. Byrne
Title:	Executive Vice President, Assistant Secretary and Chief Financial Officer

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